Exhibit (a)(1)(A)

NOVADIGM, INC.

Offer To Exchange Options

Under the Novadigm, Inc. 1992 Stock Option Plan,
Novadigm, Inc. 1999 Nonstatutory Stock Option Plan and
Novadigm, Inc. 2000 Stock Option Plan

This Offer and Withdrawal Rights Expire

at 12:00 Midnight, Eastern Time, on Monday, June 30, 2003
Unless Novadigm Extends the Offer

      We are offering to exchange all outstanding options to purchase shares of our common stock granted under our 1992 Stock Option Plan (the “1992 option plan”), 1999 Nonstatutory Stock Option Plan (the “1999 option plan”) and 2000 Stock Option Plan (the “2000 option plan”) held by our employees, other than our executive officers, for new options we will grant under the 1999 or 2000 option plan. All of our current employees, including the employees of our subsidiaries but excluding our executive officers, are eligible to participate. In addition to our executive officers, our directors are not eligible to participate. We are making this offer upon the terms and subject to the conditions described in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “offer”). We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. You may choose to tender some, but not all of your option grants; however, if you tender any option grant for exchange, you must also tender all options granted to you on or after November 29, 2002. Furthermore, you may only tender options for all or none of the shares of common stock subject to an individual grant.

      If you tender options for exchange, we will grant you new options under (a) the 1999 or 2000 option plan, in our sole discretion, regardless of the plan under which your options that are accepted for exchange were granted, and (b) a new option agreement between us and you, all as more fully described in the offer. All of the new options granted pursuant to the offer will be non-qualified stock options, regardless of whether the options for which they were exchanged were incentive stock options or non-qualified stock options. If you tender options for exchange, you will be granted, at your election, either:

(1) new options with respect to three-fourths (or 75%) of the number of shares as your options that are accepted for exchange and that have the same vesting schedules as, and are vested as to the same percentage of shares as, those tendered options, as if those options had not been tendered, or

(2) new options with respect to the same number of shares as your options that are accepted for exchange and that vest based on vesting schedules that are 18 months longer than those of those tendered options, and are vested to the extent they would have been vested if they had been vesting in accordance with the new vesting schedules from the grant dates of those tendered options through the earlier of the new option grant date or the date those tendered options became or (would have become) fully vested.

      The exercise price of all new options will equal the fair market value of our common stock on the date of their grant.

      This offer is not conditioned upon a minimum number of options being tendered, but is subject to conditions that we describe in Section 6 of this offer to exchange.

      Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision as to whether to tender your options.

      Our common stock is listed on the NASDAQ National Market under the symbol “NVDM.” On May 28, 2003, the last reported sale price of our common stock on the NASDAQ National Market was $2.25 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. Furthermore, we recommend that you review the information contained in our annual report on Form 10-K for the fiscal year ended March 31, 2002 and our quarterly report on Form 10-Q for the quarterly period ended December 31, 2002, in each case as filed by us with the SEC, including the risk factors described in those reports and the financial information for the fiscal years ended March 31, 2001 and 2002 and the quarterly period ended December 31, 2002 that we have incorporated in this offer to exchange by reference and the summary financial information for those periods that we have included in this offer to exchange. See “The Offer — Information Concerning Novadigm — Financial Information” in this offer to exchange.

      This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

      You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Robert Rafferty, Vice President — Human Resources, at Novadigm, Inc., One International Blvd., Mahwah, New Jersey 07495 (telephone: (201) 512-7918).

IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Novadigm, Inc., One International Blvd., Mahwah, New Jersey 07495, Attn: Robert Rafferty, Vice President — Human Resources (facsimile number: (201) 512-1118).

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document, the related letter of transmittal and the other documents to which we have referred you in this offer to exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      You should consult with your own advisors as to the legal, tax and other consequences of participating or not participating in the offer.

i

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal, because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

1.     What securities are we offering to exchange?

      We are offering to exchange all stock options that are outstanding under our 1992 stock option plan, our 1999 nonstatutory stock option plan and our 2000 stock option plan held by our employees, other than our executive officers, for new options under the 1999 or 2000 option plan, as described in the answer to Question 2 below. (Page 11)

2.     Under which option plan will new options be granted?

      If you are an eligible employee, new options will be granted to you under the 1999 or 2000 option plan, in our sole discretion, regardless of the plan under which your options accepted for exchange were granted. The new options will be subject to the terms and conditions of the 1999 or 2000 option plan, as applicable, and a new option agreement between you and us. All of the new options granted pursuant to the offer will be non-qualified stock options, regardless of whether the options for which they were exchanged were incentive stock options or non-qualified stock options. (Page 11)

3.     Are there any differences among the 1992, 1999 and 2000 option plans?

      The relevant terms of the 1992, 1999 and 2000 option plans are substantially similar. However, there are some differences among the plans, including:

•	the 1992 and 2000 option plans require an option holder to have held for more than six months on the payment date any shares of our common stock acquired from us used in payment of the exercise price upon exercise of an option granted under the plan; the analogous provision of the 1999 option plan applies only to any such shares of our common stock acquired from us upon exercise of a stock option; (Page 20)

•	under the 2000 option plan, unless the plan administrator provides otherwise, vesting of options granted under the plan is suspended during an option holder’s unpaid leave of absence; neither the 1992 option plan nor the 1999 option plan contains such a provision; (Page 20)

•	under the 2000 option plan, for purposes of incentive stock options held by employees, if a leave of absence approved by us exceeds 90 days, unless reemployment upon expiration of that leave of absence is guaranteed by statute or contract, any incentive stock option held by the person who took the leave of absence will cease to be treated as an incentive stock option three months following the 91st day of the leave of absence and will be treated as a non-qualified stock option; under the 1992 option plan, in the case of incentive stock options held by an employee, an approved leave of absence for more than 90 days where reemployment is not guaranteed by contract or statute upon expiration of the leave is an interruption of the employee’s continuous status as an employee (which, under the 1992 option plan, is a termination of employment other than as a result of the option holder’s death or disability). (Because incentive stock options cannot be issued under the 1999 option plan, there is no analogous provision in that plan.); (Page 18)

•	under the 1999 and 2000 option plans, in the absence of a specified time in an option agreement, options are exercisable for three months following termination of an option holder’s relationship with us other than as a result of the holder’s death or disability; under the 1992 option plan, such period lasts only 30 days. In addition, under the 1992 option plan, in the absence of a specified time period in an option agreement, options may be exercised for six months following a termination of employment with, or service to, us in the event of disability; under the 1999 and 2000 option plans, such period lasts for 12 months. Note, however, that any new option granted under the 1999 and 2000 option plans pursuant to the offer will be exercisable for three months following termination of the holder’s relationship with us other than as a result of the holder’s death or disability and for 12 months following termination as a result of the holder’s disability, or for any longer period specified in the option agreement with respect to the tendered option for which the new option is exchanged. Therefore, unless an option agreement with respect to one of your tendered options provides for a longer period, you will have the same amount of time following a termination of your employment by us other than for disability or death (i.e., three months) and for disability (i.e., 12 months) to exercise any new options granted to you pursuant to the offer, regardless of whether those options are granted under the 1999 or 2000 option plan. (Before we commenced this offer, we amended the terms of the 1999 option plan regarding exercisability of options following a termination other than as a result of the holder’s death or disability to conform to the terms of the 2000 plan.); (Page 20)

•	under the 1999 and 2000 option plans, our compensation committee may allow a holder to exercise options with respect to all shares subject to the options, including shares with respect to which the options are not otherwise exercisable, until ten days prior to the closing of a liquidation or dissolution of us; the 1992 option plan does not expressly provide our compensation committee with such discretion; (Page 21) and

•	under the 1999 and 2000 option plans, in the event of a merger of us with or into another corporation or the sale of substantially all of our assets, outstanding options will fully vest if our successor refuses to assume or substitute for them, will be exercisable for 15 days following notice of such vesting and then will terminate; under the 1992 option plan, all options not assumed or substituted for will terminate. (Before we commenced this offer, we amended the terms of the 1999 option plan regarding mergers and asset sales to conform to the terms of the 2000 option plan.) (Page 21)

      For a summary of the material terms of the 1992, 1999 and 2000 option plans, please refer to the descriptions beginning on Page 19.

4.     Who is eligible to participate in the offer?

      All of our current employees, including employees of our subsidiaries but excluding our executive officers, are eligible to tender their current options for exchange in the offer. In addition to our executive officers, our directors are not eligible to tender their current options for exchange in the offer. (Page 11)

5.     Why are we making the offer?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby create better performance incentives for our employees with a view toward maximizing stockholder value. (Page 12)

6.	Why don’t we simply lower the exercise price of the current options?

      Lowering the exercise price of existing options (referred to as “repricing”) would result in variable accounting for such options, which would require us to record additional compensation expense for financial reporting purposes each quarter until the repriced options are exercised or canceled or have expired. (Page 25)

7.     What are the conditions to the offer?

      The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or an acquisition proposal. These and various other conditions are more fully described in Section 6. (Page 15)

8.	Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the new options?

      To receive a grant of new options in the offer and under the terms of the 1999 and 2000 option plans, you must be an employee of us or one of our subsidiaries from the date you tender options through the date we grant the new options and you must not be an executive officer (as determined by us). As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If, for any reason, you are not an employee of us or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange. Participation in the offer does not confer upon you the right to remain in the employ of us or any of our subsidiaries. (Page 12)

      In addition, if you are a tax resident of the United Kingdom, you will be required to execute a Joint Election Form whereby you agree to be responsible for our portion of national insurance contributions payable upon exercise of any new options granted to you in the offer, as a condition to the grant of those new options. If you do not execute the Joint Election Form, your new options will be cancelled and you will not be permitted to exercise them. (See Schedule D to this offer to exchange.)

9.	Are there other circumstances under which I would not be granted new options?

      Even if we accept for exchange and cancel your tendered options, we will not grant new options to you if the grant is prohibited by law or would violate the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which we are subject. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the date on which we have cancelled your tendered options, our obligation to grant the new options will end. We are not presently aware of any circumstances under which we would be prohibited from granting the new options. (Page 15)

10.	How many new options will I receive in exchange for my tendered options and when will the new options vest?

      You may choose to receive, for each option you tender that we accept for exchange:

•	Choice 1: a new option to purchase three-fourths (or 75%) of the number of shares of our common stock subject to the tendered option and that has the same vesting schedule as, and is vested as to the same percentage of shares as, the tendered option, as if that option had not been tendered; or

•	Choice 2: a new option to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the tendered option and that vests based on a vesting schedule that is 18 months longer than that of the tendered option, and is vested to the extent it would have been vested if it had been vesting in accordance with the new vesting schedule from the grant date of the tendered option through the earlier of the new option grant date or the date the tendered option became (or would have become) fully vested. The number of shares subject to the new option as to which the new option is vested on the new option grant date can be calculated using the following formula:

number of months over which the tendered option would have vested if outstanding on the new option grant date* number of months over which the tendered option would have fully vested +18 months**	×	number of shares subject to the new option	=	number of shares subject to the new option as to which the new option is vested on the new option grant date

*	This number will never exceed the number of months over which the tendered option became (or would have become) fully vested (e.g., 48 months in the case of a tendered option that has a four-year vesting schedule).

**	The number of months from the new option grant date over which the new option will become fully vested can be calculated by subtracting the numerator of this fraction from the denominator.

      The following table illustrates the results of tendering some hypothetical options and electing Choice 1 or Choice 2, assuming the new options are issued in the offer on January 2, 2004:

		New Option If	New Option If
		You Elect	You Elect
	Tendered Option	Choice 1	Choice 2

1. Grant Date:	April 2, 1997	January 2, 2004	January 2, 2004

Number of Shares Subject to Option:	1,000	750	1,000

Vesting Schedule:	1/4 at the end of Year 1 and 1/48 per month thereafter (4-year vesting schedule) through April 2, 2001	Fully vested on Grant Date	1/66 per month through July 2, 2005

Number of Shares Vested as of January 2, 2004:	1,000 (100% vested)	750 (100% vested)	727* (73% vested)

2. Grant Date:	April 2, 2001	January 2, 2004	January 2, 2004

Number of Shares Subject to Option:	1,000	750	1,000

Vesting Schedule:	1/4 at the end of Year 1 and 1/48 per month thereafter (4-year vesting schedule) through April 2, 2005	1/48 per month through April 2, 2005	1/66 per month through October 2, 2006

Number of Shares Vested as of January 2, 2004:	688 (69% vested)	516 (69% vested)	500** (50% vested)

*     Calculated as follows:

48 48+18	×	1,000	=	727.27 (rounded to 727)

** Calculated as follows:

33 48+18	×	1,000	=	500

     If the vesting schedule of an option that you are considering tendering in the offer differs from that used in these examples, you should contact Robert Rafferty, Vice President — Human Resources, at the address or telephone number provided above, for information regarding the vesting schedule of the new option you would receive in exchange should you elect Choice 2.

      Note that we will not issue any options exercisable for fractional shares. Instead, we will round up to the nearest whole number. For example, if you tender options exercisable for 450 shares that we accept for exchange and you elect Choice 1, you will receive new options exercisable for 338 shares (i.e., 450 × .75 = 337.5, rounded up to 338). Note also that the number of shares subject to new options will be adjusted for any stock splits, stock dividends and similar events that may occur between the date we accept the options tendered for exchange and the grant date of the new options.

      If you tender options, you must elect either Choice 1 or 2, and that choice will apply to all options that you tender. While we cannot advise you as to which choice is best for you, the first choice described above allows you to receive credit for the same percentage of vesting as the options you tender at the expense of some of the shares subject to those options. On the other hand, the second choice allows you to receive options with respect to the same number of shares as the options you tender, but you will lose some percentage of the prior vesting of the options you tender. (Page 11)

11.     If I choose to tender options for exchange, do I have to tender all my options?

      You must tender a full option grant. We are not accepting partial tenders of an individual option grant. For example, if you hold an option to purchase 3,000 shares of common stock at an exercise price of $15.00 per share, you must either tender the option with respect to all or none of those shares; you may not tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. However, if you tender any options, you must also tender all options granted to you on or after November 29, 2002. For example, if you tender an option granted to you in January 2000, and you also hold an option granted to you in January 2003, you would be required to tender your January 2003 grant for exchange. (Page 12)

      In addition, any options that you tender must be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer (other than under the applicable option agreement) and may not be subject to any adverse claims.

12.     May I tender options that I have already exercised in part?

      The offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and therefore is not subject to the offer. If you have exercised an option in part, then the remaining outstanding (i.e., unexercised) portion of that option is subject to the offer and may be tendered for exchange. (Page 12)

13.     When will I receive my new options?

      We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on July 1, 2003, the business day following the scheduled expiration date, the grant date of the new options will be on or about January 2, 2004. (Page 15)

14.     Why won’t I receive my new options immediately after the expiration date of the offer?

      If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 25)

15.	If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

      We do not intend to grant any options to persons who are eligible to participate in the offer prior to the date on which we grant new options pursuant to the offer. If you are eligible for the grant of options, such as annual, bonus or promotional options, between the date of the offer and the new option grant date, we will defer the grant of those options until the new option grant date. (Page 15)

16.     What will the exercise price of the new options be?

      The exercise price of the new options will equal the fair market value of our common stock on the date we grant the new options. This will be determined based upon the last reported sale price of our common stock on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (Page 19)

17.	Will the terms of the new options be the same as the terms of the options tendered for exchange?

      The new options will be issued under the 1999 or 2000 option plan and will be issued pursuant to an option agreement substantially similar, other than with respect to the number of shares subject to the agreement or the vesting schedule (as described in the answer to Question 10 above), to the option agreements under which the options tendered for exchange were issued. Accordingly, the terms of the new options will be the same as the terms of the options tendered for exchange, except that, if a new option is granted under a different option plan than the tendered option, it will reflect the terms of that option plan (as described in the answer to Question 3 above), and:

•	Number of Shares of Common Stock Subject to Option. Depending on your election, as described in the answer to Question 10 above, the number of shares of our common stock receivable upon exercise of the new options will be three-fourths of (rounded up to the nearest whole number), or equal to, the number of shares of our common stock receivable upon exercise of the options you tender that we accept for exchange (subject to adjustment for any stock splits, stock dividends and similar events that may occur between the date we accept the options tendered for exchange and the grant date of the new options). (Page 11)

•	Exercise Price. Although the method for determining the exercise price of the new options is the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant), it is likely that the exercise price of the new options will be different from the exercise price of the tendered options. (Page 19)

•	Vesting. Depending on your election, as described in the answer to Question 10 above, each new option will (1) have the same vesting schedule as, and be vested as to the same percentage of shares as, the option for which it is exchanged, as if that option had not been tendered, or (2) vest based on a vesting schedule that is 18 months longer than that of the option for which it is exchanged, and be vested to the extent it would have been vested if it had been vesting in accordance with the new vesting schedule from the grant date of such option through the earlier of the new option grant date or the date such option became (or would have become) fully vested. (Page 11)

•	Term. While the expiration date of both the new options and the options tendered for exchange is ten years from the date of grant, the new options will expire on a later date than the tendered options would have, because they will be granted on a later date. (Page 19)

•	Type of Option. All of the new options granted pursuant to the offer will be “non-qualified stock options,” regardless of whether the options for which they were exchanged were “incentive stock options” under the U.S. tax code or “non-qualified stock options.” For a discussion of U.S. federal income tax consequences of non-qualified and incentive stock options, refer to “The Offer — Summary of Option Plans — U.S. Federal Income Tax Consequences of Non-Qualified Stock Options and Incentive Stock Options” in this offer to exchange. If you are a resident of France, Germany or the United Kingdom, refer to Schedule B, C or D to this offer to exchange, as applicable, for a discussion of the income tax consequences of the options that you currently hold and the new options granted in the offer. (Page 22)

•	Exercisability After Termination. Regardless of the plan under which tendered options were granted, any new option will be exercisable (1) for three months following termination of your employment by us other than for disability or death, and for 12 months following a termination for disability or death, or (2) for any longer period of time following a termination that is specified in the option agreement with respect to the tendered option for which the new option is exchanged. (Page 20)

18.     Will I have to pay taxes if I exchange my options in the offer?

      If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (Page 26)

      If you are a resident of France, Germany or the United Kingdom, the tax consequences of participating in the offer may vary from the consequences described above. Please refer to Schedule B, C or D to this offer to exchange, as applicable, for a discussion of the potential tax consequences to you of electing to participate in the offer. You should also consult with your own tax advisor to determine the tax consequences to you of tendering options in the offer.

19.	What happens to options that I choose not to tender or that are not accepted for exchange?

      Nothing, assuming you are not required to tender such options because they were issued to you on or after November 29, 2002. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise prices and current vesting schedules.

20.	How long do I have to decide whether to tender options in the offer? Can the offer be extended, and if so, how will I be notified if it is extended?

      You have until at least 12:00 midnight, Eastern time, on Monday, June 30, 2003 to tender your options in the offer.

      We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a company-wide announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the offer, we may delay the acceptance of any options that have been tendered. (Page 26)

21.     How do I tender my options?

      If you decide to tender your options, you must deliver, before the offer expires, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Novadigm, Inc., One International Blvd., Mahwah, New Jersey, 07495, Attn: Robert Rafferty, Vice President — Human Resources (facsimile number: (201) 512-1118). (Page 13)

22.     During what period of time may I withdraw previously tendered options?

      You may withdraw your tendered options at any time before the offer expires. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of our common stock subject to an individual grant. Furthermore, unless you withdraw all of your tendered options, you may not withdraw any tendered options that were granted on or after November 29, 2002. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in the answer to Question 21 above. (Page 14)

23.	What happens if we merge with or are acquired by another company prior to the date on which new options are granted?

      Prior to the expiration of the offer, we reserve the right to terminate the offer upon the occurrence of certain events, including a tender or exchange offer with respect to some or all of our common stock or if a merger or acquisition proposal for us is proposed, announced or made by another person or entity or is otherwise publicly disclosed. However, if we merge with or are acquired by another entity between our acceptance of tendered options and the date on which new options are granted, then the resulting entity will be bound to grant the new options under the same terms as provided in the offer; however, the type of security and the number of shares subject to each new option would be determined by the acquisition agreement between us and the acquiror based on the consideration given in exchange for shares of our common stock that are outstanding at the time of the acquisition. For example, (1) if we are acquired for another company’s common stock, the number of shares of the acquiring company’s common stock receivable upon the exercise of the new options will be equal to the number of shares, rounded up to the nearest whole number, of our stock that would have been receivable upon exercise of the new options multiplied by the exchange ratio of shares of the acquiring company’s common stock to shares of our common stock used in the acquisition, or (2) if we are acquired by another company for cash, new options granted pursuant to the offer will be on similar terms, except that the number of shares of the acquiring company’s stock receivable upon the exercise of your new options will be equal to the number of shares, rounded up to the nearest whole number, of the acquiring company’s stock that you would have been able to purchase if you had received the cash per share paid to our stockholders in the acquisition for each share subject to your cancelled options. In any case, the exercise price of the new options will be equal to the fair market value of the acquiring company’s stock on the date of grant of the new options.

      However, if your employment is terminated by any successor entity prior to the date on which new options are granted, then you will not receive any new options in exchange for your tendered options that were accepted for exchange. (Page 21)

24.     What do we and our board of directors think of the offer?

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, financial and/or tax advisors.

25.     Who can I talk to if I have questions about the offer?

      For additional information or assistance, you should contact:

Robert Rafferty
Novadigm, Inc.
One International Blvd.
Mahwah, New Jersey 07495
telephone: (201) 512-1000
e-mail: rrafferty@novadigm.com

RISKS OF PARTICIPATING IN THE OFFER

      Participation in the offer involves a number of risks, including the material risks highlighted below. Investments in our common stock are also subject to a number of risks, including those discussed under the caption “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our quarterly report on Form 10-Q for the quarterly period ended December 31, 2002. You should carefully consider all of these risks and are encouraged to discuss them with your legal, financial and tax advisors before deciding to participate in the offer.

The new options may have an exercise price greater than the exercise price of options that you tender for exchange.

      The new options granted pursuant to the offer will not be granted until at least six months and one day after the date options tendered in the offer are accepted for exchange and canceled. The exchange price of the new options will be equal to the fair market value of our common stock on the new option grant date. As a result, we are unable to predict the exercise price of the options that you tender for exchange. For example, if you tender and we accept for exchange an option with a $10 per share exercise price, and our stock price appreciates to $12 per share at the new option grant date, your new option will have a higher exercise price than the tendered option.

      Our stock price has been, and in the future may be, highly volatile and could decline prior to the grant of the new options. On the other hand, our stock price could rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are not within our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies like us and that have often been unrelated or disproportionate to the operating performance of these companies. Finally, we are conducting, and plan to continue to conduct, a stock repurchase program authorized by our board of directors. Purchases by us of our common stock under this program may cause our stock price to increase. For a discussion of the stock repurchase program, refer to “The Offer — Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” in this offer to exchange.

      You should carefully consider whether to participate in the offer in light of, among other things, the exercise price of your outstanding options and your assumptions regarding the future market price of our stock.

If for any reason you are not employed by us or one of our subsidiaries from the date you tender options through the date we grant new options, you will neither receive a new option nor have any of your tendered options returned to you.

      If your employment with us or one of our subsidiaries terminates for any reason after you have tendered options and before the grant of the new options, you will lose the options that you have tendered and will not receive any new options. This includes, but is not limited to, termination of your employment with us or one of our subsidiaries (1) by you for any reason, (2) as a result of your death or disability, (3) by us, with or without cause, or (4) as a result of another company acquiring us or our assets.

If we merge with or are acquired by another company, you might have realized greater value from options that you tendered than from new options you receive pursuant to the offer.

      A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing that price. Depending on the structure and terms of the transaction, if you elect to participate in the offer, you could be deprived of the benefit of any increase in the price of our common stock resulting from the possibility of, or the consummation of, such a transaction. That is, in the event of such a transaction, you may have received a greater financial benefit from your options by not participating in the offer.

We will not grant the new options if the grant is prohibited by applicable law or would violate the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which we are subject.

      Even if we accept for exchange and cancel options that you tender, we will not grant you new options if the grant would violate applicable law or the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which we are subject. If such prohibitions continue for more than a year after the date on which we have cancelled tendered options, we will no longer be obligated to grant the new options. Although we do not presently anticipate that any circumstances that would preclude us from granting the new options will occur, such a prohibition could result, for example, from changes in United States law, Delaware corporate law, rules or regulations of the SEC, or rules or requirements of the NASDAQ Stock Market, or if you move to a jurisdiction in which we are prohibited or prevented from granting you new options.

All new options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether options for which they were exchanged were incentive stock options or non-qualified stock options.

      All new options granted pursuant to the offer will be non-qualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. For a discussion of U.S. federal income tax consequences of non-qualified and incentive stock options, refer to “Summary of Option Plans — U.S. Federal Income Tax Consequences of Non-Qualified Stock Options and Incentive Stock Options” in this offer to exchange. If you are a resident of France, Germany or the United Kingdom, refer to Schedule B, C or D to this offer to exchange, as applicable, for a discussion of the income tax consequences of the options that you currently hold and the new options granted pursuant to the offer.

Even if you elect not to participate in the offer, any incentive stock options you own may be affected.

      We believe that you will not be subject to current U.S. federal income tax for electing not to participate in the offer. We also believe that the offer will not change the federal income tax treatment of new grants of incentive stock options to you and exercises of incentive stock options previously granted to you (and sales of shares acquired upon exercise of those options), whether you participate in the offer or not. However, it is possible that the United States Internal Revenue Service could characterize the offer as a modification of existing incentive stock options. A successful assertion by the IRS of this position could extend the holding period to qualify for favorable tax treatment applicable to any shares received by you upon the exercise of an incentive stock option to two years from the modification. Accordingly, in this event, to the extent you dispose of those shares prior to the lapse of the extended holding period, your incentive stock options would receive U.S. federal income tax treatment similar to that of non-qualified stock options.

INTRODUCTION

      We are offering to exchange all outstanding options to purchase shares of our common stock granted under our 1992 Stock Option Plan (the “1992 option plan”), 1999 Nonstatutory Stock Option Plan (the “1999 option plan”) and 2000 Stock Option Plan (the “2000 option plan”) held by our employees, other than our executive officers, for new options we will grant under the 1999 or 2000 option plan. All of our current employees, including the employees of our subsidiaries but excluding our executive officers, are eligible to participate. In addition to our executive officers, our directors are not eligible to participate. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “offer”).

      If you tender options for exchange, we will grant you new options under (a) the 1999 or 2000 option plan, in our sole discretion, regardless of the plan under which your options that are accepted for exchange were granted, and (b) a new option agreement between us and you. All of the new options granted pursuant to the offer will be non-qualified stock options, regardless of whether the options for which they were exchanged were incentive stock options or non-qualified stock options. Each option holder who tenders options for exchange may elect to receive, for each tendered option that we accept for exchange, either:

(1) a new option to purchase three-fourths (or 75%) of the number of shares of our common stock subject to the tendered option (rounded up to the nearest whole number) and that has the same vesting schedule as the tendered option and is vested as to the same percentage of shares as the tendered option, as if that option had not been tendered (“Choice One”), or

(2) a new option to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the tendered option and that vests based on a vesting schedule that is 18 months longer than that of the tendered option, and is vested to the extent it would have been vested if it had been vesting in accordance with the new vesting schedule from the grant date of the tendered option through the earlier of the new option grant date or the date the tendered option became (or would have become) fully vested (“Choice Two”). The number of shares subject to the new option as to which the new option is vested on the new option grant date can be calculated using the following formula:

number of months over which the tendered option would have vested if outstanding on the new option grant date* number of months over which the tendered option would have fully vested +18 months**	×	number of shares subject to the new option	=	number of shares subject to the new option as to which the new option is vested on the new option grant date

*	This number will never exceed the number of months over which the tendered option became (or would have become) fully vested (e.g., 48 months in the case of a tendered option that has a four-year vesting schedule).

**	The number of months from the new option grant date over which the new option will become fully vested can be calculated by subtracting the numerator of this fraction from the denominator.

      Each option holder’s election of Choice One or Choice Two will apply to all options tendered by such holder. All tendered options accepted by us pursuant to this offer will be canceled.

      This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 below.

      As of May 28, 2003, options to purchase an aggregate of 5,309,063 shares of our common stock were issued and outstanding under the 1992, 1999 and 2000 option plans, of which options to purchase an aggregate of 4,191,063 shares of our common stock were held by eligible employees and, therefore, were eligible to be exchanged in the offer.

THE OFFER

1.     Number of Options; Expiration Date

      Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase shares of our common stock under the 1999 or 2000 option plan all outstanding options under the 1992, 1999 and 2000 option plans held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular option grant. You may tender an option that has been exercised with respect to some of the shares subject to that option, as long as you tender that option for the entire unexercised portion. You may choose not to tender all of your option grants. However, if you tender any option grants for exchange, you must tender all options that you were granted on or after November 29, 2002.

      If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to its terms and conditions, you will be entitled to receive, on or about the first business day that is at least six months and one day following the date we accept the options tendered for exchange, depending on your election of Choice One or Choice Two, new options to purchase (1) three-fourths (or 75%) of the number of shares of our common stock subject to the options that you tendered or (2) the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered, in either case subject to adjustments for any stock splits, stock dividends and similar events that may occur between the date we accept the options tendered for exchange and the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round up to the nearest whole number.

      If, for any reason, you are not an employee of us or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled. Participation in the offer does not confer upon you the right to remain in the employ of us or any of our subsidiaries.

      In addition, if granting the new options on the anticipated grant date is prohibited by law or would violate the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which we are subject, we will grant the new options on the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the date on which we have cancelled options tendered for exchange, our obligation to grant the new options will end. We are not presently aware of any circumstances under which we would be prohibited from granting the new options.

      The term “expiration date” means 12:00 midnight, Eastern time, on Monday, June 30, 2003, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.     Purpose of the Offer

      We issued the options outstanding under the 1992, 1999 and 2000 option plans to:

•	provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

•	encourage our employees to continue their employment with us.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the market price of our common stock as of the date immediately prior to the date we commenced the offer. As of May 28, 2003, options to purchase 4,042,563 shares that were eligible to be exchanged in the offer had an exercise price above $2.25, the last reported sale price of our common stock on the NASDAQ National Market on that date. These eligible options have a weighted average exercise price equal to $6.74, which is $4.49, or approximately 200%, above the last reported sale price of our common stock on the NASDAQ National Market on May 28, 2003. We believe many of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and, thereby, to create better performance incentives with a view toward maximizing stockholder value.

      Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals and are conducting no negotiations that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of us or any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal, financial and/or tax advisors. You must make your own decision as to whether to tender your options for exchange.

3.     Procedures for Tendering Options

      Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Novadigm, Inc., One International Blvd., Mahwah, New Jersey 07495, Attn: Robert Rafferty, Vice President — Human Resources, before the expiration date.

      The method of delivery of all documents, including letters of transmittal and any other required documents, is at your election and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested and properly insure the materials. In all cases, you should allow sufficient time to ensure timely delivery.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.     Withdrawal Rights

      You may only withdraw your tendered options in accordance with the provisions of this Section 4.

      You may withdraw your tendered options at any time before the expiration date. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern time, on Friday, July 25, 2003, you may withdraw your tendered options at any time after 12:00 midnight, Eastern time, on Friday, July 25, 2003.

      To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of option shares to be withdrawn and the exercise price. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of common stock subject to an individual grant. Furthermore, unless you withdraw all of your tendered options, you may not withdraw any tendered options that were granted on or after November 29, 2002. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

      You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.     Acceptance of Options for Exchange and Issuance of New Options

      Upon the terms and subject to the conditions of this offer and as promptly as reasonably practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on July 1, 2003, the business day following the scheduled expiration date of the offer, you will be granted new options on or about January 2, 2004, which is the first business day that is at least six months and one day following the date we accept options for exchange. The exercise price of the new options will equal the fair market value of our common stock on the date of grant.

      We do not intend to grant to persons who are eligible to participate in the offer any options prior to the date on which we grant new options pursuant to the offer. If you are eligible for the grant of options, such as annual, bonus or promotional options, between the date of the offer and the new option grant date, we will defer the grant of those options until the new option grant date.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

      Notwithstanding anything in this offer to exchange to the contrary, even if we accept for exchange and cancel tendered options, we will not grant new options to tendering option holders if we are then prohibited from doing so by applicable law or if granting the new options would violate the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which we are subject. In this event, we will grant the new options on the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the date on which we have cancelled options tendered for exchange, our obligation to grant the new options will end. We are not presently aware of any circumstances under which we would be prohibited from granting the new options.

6.     Conditions of the Offer

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 29, 2003 and prior to the expiration date (1) any of the following events has occurred, or has been determined by us to have occurred, and (2) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated,

enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3) materially impair the contemplated benefits of the offer to us; or

(4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or (3) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity;

(d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall otherwise have been publicly disclosed; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.     Price Range of Common Stock Underlying the Options

      Our common stock is traded on the NASDAQ National Market under the symbol “NVDM.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NASDAQ National Market.

	High	Low

Fiscal Year Ended March 31, 2002
First quarter	$11.25	$4.13
Second quarter	11.95	7.09
Third quarter	10.10	6.91
Fourth quarter	11.10	7.34
Fiscal Year Ended March 31, 2003
First quarter	$8.20	$5.54
Second quarter	7.20	1.57
Third quarter	3.31	1.40
Fourth quarter	2.56	1.60
Fiscal Year Ended March 31, 2004
First quarter (through May 28, 2003)	$2.50	$1.69

      As of May 28, 2003, the last trading day prior to the commencement of this offer, the last reported sale price of our common stock, as reported by the NASDAQ National Market, was $2.25 per share and there were 19,209,092 shares outstanding.

      We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8.     Source and Amount of Consideration; Terms of New Options; Summary of Option Plans

      Consideration. We will issue new options to purchase common stock under our 1999 and 2000 option plans in exchange for outstanding options properly tendered by eligible employees and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. Depending on whether Choice One or Choice Two is elected by the option holder, the number of shares of common stock subject to each new option to be granted to each option holder will be three-fourths of (rounded up to the nearest whole number), or equal to, the number of shares subject to the option tendered by such option holder and accepted for exchange, in either case subject to adjustments for any stock splits, stock dividends and similar events that occur between the date we accept the options tendered for exchange and the grant date of the new options. If we receive and accept tenders of all outstanding eligible options, assuming all option holders tendering elect Choice Two, we will grant new options to purchase a total of approximately 4,191,063 shares of our common stock and the common stock issuable upon exercise of the new options will equal approximately 21.8% of the total shares of our common stock outstanding as of May 28, 2003.

      Terms of New Options. The new options will be issued under the 1999 or 2000 option plan, pursuant to option agreements that are substantially similar to those used for the options tendered for exchange. The relevant terms of the 1992, 1999 and 2000 option plans are substantially similar. However, there are some differences between the plans, including:

•	the 1992 and 2000 option plans require an option holder to have held for more than six months on the payment date any shares of our common stock acquired from us used in payment of the exercise price upon exercise of an option granted under the plan; the analogous provision of the 1999 option plan applies only to any such shares of our common stock acquired from us upon exercise of a stock option;

•	under the 2000 option plan, unless the plan administrator provides otherwise, vesting of options granted under the plan is suspended during an option holder’s unpaid leave of absence; neither the 1992 option plan nor the 1999 option plan contains such a provision;

•	under the 2000 option plan, for purposes of incentive stock options held by employees, if a leave of absence approved by us exceeds 90 days, unless reemployment upon expiration of that leave of absence is guaranteed by statute or contract, any incentive stock option held by the person who took the leave of absence will cease to be treated as an incentive stock option three months following the 91st day of the leave of absence and will be treated as a non-qualified stock option; under the 1992 option plan, in the case of incentive stock options held by an employee, an approved leave of absence for more than 90 days where reemployment is not guaranteed by contract or statute upon expiration of the leave is an interruption of the employee’s continuous status as an employee (which, under the 1992 option plan, is a termination of employment other than as a result of the option holder’s death or disability). (Because incentive stock options cannot be issued under the 1999 option plan, there is no analogous provision in that plan.);

•	under the 1999 and 2000 option plans, in the absence of a specified time in an option agreement, options are exercisable for three months following termination of an option holder’s relationship with us other than as a result of the holder’s death or disability; under the 1992 option plan, such period lasts only 30 days. In addition, under the 1992 option plan, in the absence of a specified time period in an option agreement, options may be exercised for six months following a termination of employment with, or service to, us in the event of disability; under the 1999 and 2000 option plans, such period lasts for 12 months. Note, however, that any new option granted under the 1999 and 2000 option plans pursuant to the offer will be exercisable for three months following termination of the holder’s relationship with us other than as a result of the holder’s death or disability and for 12 months following termination as a result of the holder’s disability, or for any longer period specified in the option agreement with respect to the tendered option for which the new option is exchanged. Therefore, unless an option agreement with respect to one of your tendered options provides for a longer period, you will have the same amount of time following a termination of your employment by us other than for disability or death (i.e., three months) to exercise any new options granted to you pursuant to the offer, regardless of whether those options are granted under the 1999 or 2000 option plan. (Before we commenced this offer, we amended the terms of the 1999 option plan regarding exercisability of options following a termination other than as a result of the holder’s death or disability to conform to the terms of the 2000 plan.);

•	under the 1999 and 2000 option plans, our compensation committee may allow a holder to exercise options with respect to all shares subject to the options, including shares with respect to which the options are not otherwise exercisable, until ten days prior to the closing of a liquidation or dissolution of us; the 1992 option plan gives our compensation committee no such discretion; and

•	under the 1999 and 2000 option plans, in the event of a merger of us with or into another corporation or the sale of substantially all of our assets, outstanding options will fully vest if not assumed or substituted for by our successor, will be exercisable for 15 days following notice of such vesting and then will terminate; under the 1992 option plan, all options not assumed or substituted for will terminate.

      Accordingly, the terms and conditions of a new option may differ somewhat from the tendered option for which it was exchanged, if the new option and the tendered option were granted under different option plans. Furthermore, the terms and conditions of the new options will vary from the terms and conditions of options tendered for exchange with respect to (1) the number of shares of common stock subject to the options, if Choice One is elected, (2) the actual exercise price, (3) the vesting schedule, if Choice Two is elected, (4) the number of shares of common stock as to which the option is vested, (5) the actual expiration date and (6) the type of option, if incentive stock options are tendered. Except for these differences, we expect the terms and conditions of the new options to be the same as the terms and conditions of the options tendered for exchange. The date the new options are granted, we will deliver a new option agreement to each tendering option holder whose tendered options were accepted for exchange and canceled by us. After receipt of the new option agreement, option holders will be expected to execute and deliver to us their option agreements as soon as practical.

      Summary of Option Plans. The following description summarizes the material terms of the 1992, 1999 and 2000 option plans and the options granted under the plans. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the 1992, 1999 and 2000 option plans and the forms of option agreement under the 1999 and 2000 option plans, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to obtain copies of the 1992, 1999 and 2000 option plans and forms of option agreements under the 1999 and 2000 plans.

      General. Currently, there are no shares of common stock remaining available for future awards under the 1992 option plan and 2,024,823 shares of common stock reserved for issuance upon exercise of outstanding options granted under the 1992 option plan. Under the 1999 option plan, the number of shares of common stock available for future awards is currently 2,326,000 and the number reserved for issuance upon exercise of outstanding options is currently 971,083, and under the 2000 option plan, the number of shares of common stock available for future awards is currently 885,097 and the number reserved for issuance upon exercise of outstanding options is currently 2,313,157. In addition, the aggregate number of shares of common stock authorized for issuance under the 2000 option plan is increased each fiscal year of the plan in an amount equal to the least of (1) 750,000 shares, (2) three percent of our outstanding common stock on the last day of the immediately preceding fiscal year or (3) the number of shares affirmatively determined by, and established by resolution of, our board of directors. Under the 2000 option plan, none of our employees, directors or consultants may be granted options to purchase more than 500,000 shares of our common stock in any fiscal year.

      The 1992, 1999 and 2000 option plans permit the granting of non-qualified stock options (i.e., stock options that are not incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)). Only the 1992 and 2000 option plans permit the granting of incentive stock options.

      Administration. The 1992, 1999 and 2000 option plans are administered by the compensation committee of our board of directors and provide the committee with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The committee also selects the persons to whom options are granted.

      Term. Subject to the provisions of the 1992, 1999 and 2000 option plans and your option agreement(s), all options currently outstanding expire ten years from the date of grant. Similarly, subject to the provisions of the 1999 and 2000 option plans and your option agreement, all new options to be granted pursuant to the offer will have a term of, and therefore expire, ten years from the date of grant.

      Exercise Price. The exercise price of each option is determined by the compensation committee and, in the case of options granted under the 1992 option plan, cannot be less than the fair market value of our common stock on the date of grant. To the extent that the exercise price of an option grant is less than the fair market value of our common stock on the date of grant, we would incur compensation expense. Consistent with our prior grants under the 1992, 1999 and 2000 option plans, the exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant to avoid recognizing compensation expense. This means that assuming our common stock is still listed on the NASDAQ National Market at that time, the exercise price of the new options will equal the last reported sale price of our common stock on the NASDAQ National Market on the date of grant. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

      Vesting and Exercise. Generally, the vesting schedule for options currently outstanding is as specified in the particular agreements granting such options. However, unlike the 1992 and 1999 option plans, under the 2000 option plan, unless the compensation committee provides otherwise, vesting of options granted under the 2000 option plan is suspended during an option holder’s unpaid leave of absence. A tendering option holder who elects Choice One will be granted new options with the same vesting schedule as the vesting schedule specified in the option agreement(s) relating to the options that such option holder tenders and we accept for exchange and that are vested as to the same percentage of shares as such options, as if such options had not been tendered. However, if a tendering option holder elects Choice Two, instead of the vesting schedule specified in the option agreement(s) relating to the options that such option holder tenders and we accept for exchange, the new options will vest based on vesting schedules that are 18 months longer than those of the tendered options for which they are exchanged, and will be vested to the extent they would have been vested if they had been vesting in accordance with the new vesting schedules from the grant dates of such tendered options through the earlier of the new option grant date or the date such tendered options became or (would have become) fully vested.

      Generally, under the 1992 option plan, options may be exercised in the event of termination of employment with, or service to, us other than upon disability or death for such period of time determined by our board of directors or until the earlier of expiration of the options or 30 days from such termination. Under the 1992 option plan, options may be exercised in the event of disability or death for six months or 12 months, respectively, after such events or until expiration of the options, if earlier.

      Generally, under the 1999 and 2000 option plans, options may be exercised for three months following a termination of employment or service other than upon disability or death or until expiration of the options, if earlier, unless otherwise specified in an option agreement, and for 12 months following disability or death or until expiration of the options, if earlier, unless otherwise specified in an option agreement.

      Method of Exercising Options. Generally, under the terms of the 1992, 1999 and 2000 option plans, an option holder may exercise an option by providing to us (1) a written notice identifying the option and stating the number of shares of common stock that the option holder desires to purchase and (2) payment in full of the exercise price for the shares of common stock then being acquired. Generally, under the 1992, 1999 and 2000 option plans, our compensation committee has broad discretion to determine the form of consideration for exercising an option. However, under the 1992 and 2000 option plans, shares of our common stock acquired directly or indirectly from us cannot be used as consideration for exercise of an option unless such shares have been owned by the option holder for at least six months on the date of surrender; under the 1999 option plan, this six month ownership requirement applies only to shares of our common stock acquired from us upon exercise of a stock option.

      Limited Transferability of Options. Under the 1992, 1999 and 2000 option plans, options may not be sold, transferred, assigned, pledged, hypothecated or disposed of in any manner (whether by operation of law or otherwise) other than by will or laws of descent and distribution. During the option holder’s lifetime, options may be exercised only by the option holder.

      Termination of Employment. If, for any reason, you are not an employee of us or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we accepted for exchange and canceled. For a discussion of provisions related to termination of employment by us, including in the event of disability or death, for any new options granted to you, refer to “— Vesting and Exercise” in this Section 8.

      Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1992, 1999 and 2000 option plans, including the shares that will be issuable upon exercise of all new options to be granted under the 1999 and 2000 option plans pursuant to the offer, have been or will be registered under the Securities Act on registration statements on Form S-8 filed with the SEC.

      Adjustments upon Changes in Capitalization; Dissolution or Liquidation. Generally, under the 1992, 1999 and 2000 option plans, in the event of any change in the number of our issued shares resulting from a stock split, reverse stock split, stock dividend, reclassification or combination without receipt of consideration by us, a proportionate adjustment will be made to the exercise price of, and the number of shares subject to, each option. Under all three option plans, in the event of a proposed dissolution or liquidation of us, the compensation committee must notify each holder of options as soon as practicable prior to the effective date of such proposed transaction, which, in the case of the 1992 option plan, must be at least 15 days prior to such proposed transaction. Furthermore, under the 1999 and 2000 option plans, the compensation committee, in its discretion, may provide for a holder to have the right to exercise his or her option until ten days prior to the closing of such transaction as to all shares subject to the option, including shares as to which the option would not otherwise be exercisable, and may provide that any repurchase option in favor of us applicable to shares purchased upon exercise of an option will lapse as to all such shares. Under all three plans, to the extent that an option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed liquidation or dissolution.

      Effect of Change of Control. Under the 1992 option plan, in the event of a merger of us with or into another corporation or the sale of substantially all of our assets, each outstanding option will terminate unless assumed or substituted for an equivalent option by our successor.

      Under the 1999 and 2000 option plans, in such an event, each option will fully vest if our successor refuses to assume or substitute an equivalent option for the option and will be exercisable for 15 days from the date of notice by the compensation committee of such vesting. The option will then terminate. If we merge with or are acquired by another entity following the date on which new options are granted and such entity refuses to assume or substitute an equivalent option for the new options, then the new options, to the extent they are unvested, will become immediately exercisable in full accordance with the terms of the 1999 or 2000 option plan, as applicable.

      Prior to the expiration of the offer, we reserve the right to terminate the offer upon the occurrence of certain events, including a tender or exchange offer with respect to some or all of our common stock or if a merger or acquisition proposal for us is proposed, announced or made by another person or entity or is otherwise publicly disclosed. However if we merge with or are acquired by another entity between our acceptance of tendered options and the date on which new options are granted, then the resulting entity will be bound to grant the new options under the same terms as provided in the offer; however, the type of security and the number of shares subject to each new option would be determined by the acquisition agreement between us and the acquiror based on the shares of our common stock that are outstanding at the time of the acquisition. For example, (1) if we are acquired for another company’s common stock, the number of shares of the acquiring company’s common stock receivable upon the exercise of the new options will be equal to the number of shares, rounded up to the nearest whole number, of our stock that would have been receivable upon exercise of the new options multiplied by the exchange ratio of shares of the acquiring company’s common stock to shares of our common stock used in the acquisition, or (2) if we are acquired by another company for cash, new options granted pursuant to the offer will be on similar terms, except that the number of shares of the acquiring company’s common stock receivable upon the exercise of your new options will be equal to the number of shares, rounded up to the nearest whole number, of the acquiring company’s stock that you would have been able to purchase if you had received the cash per share paid to our stockholders in the acquisition for each share subject to your cancelled options. In any case, the exercise price of the new options will be equal to the fair market value of the acquiring company’s stock on the date of grant of the new options.

      If your employment is terminated by any successor entity prior to the date on which new options are granted, then you will not receive any new options in exchange for your tendered options that were accepted for exchange.

      Amendment of 1992, 1999 and 2000 Option Plans. Under the terms of the 1992, 1999 and 2000 option plans, we can amend the terms of the plans. However, we cannot amend the plans to impair the rights of any holder of options granted under the plans, unless otherwise agreed to with the holder in writing.

      U.S. Federal Income Tax Consequences of Non-Qualified Stock Options and Incentive Stock Options. The following is a general summary of the material U.S. federal income tax consequences of non-qualified stock options and incentive stock options. (For the tax consequences of the exchange of options pursuant to the offer, please see Section 13 of this offer to exchange.) This discussion is based on the Code, its legislative history, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date of this offer to exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the federal tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. In addition, this summary does not discuss any state, local or foreign tax consequences. Therefore, we strongly encourage you to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences to you of non-qualified and incentive stock options. If you are a resident of France, Germany or the United Kingdom, you should refer to Schedule B, C or D to this offer to exchange, as applicable, for a discussion of the income tax consequences of the options that you currently hold and the new options granted pursuant to the offer.

      Non-Qualified Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation (1) will be taxable as ordinary income to the option holder and (2) generally will be allowed as an income tax deduction to us. The option holder’s tax basis for shares acquired upon exercise of the option will include the exercise price paid by the option holder and any amounts so treated as compensation.

      Any gain or loss realized by an option holder on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain depending on the period the shares were held.

      Incentive Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant or exercise of an incentive stock option. The option holder’s tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the option holder for such shares.

      If the stock received upon the exercise of an incentive stock option is held more than one year after the date of transfer of such shares to the option holder and more than two years from the date of grant of the option, any gain or loss recognized by the option holder on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be. We would have no corresponding income tax deduction in such a case. If the shares received upon the exercise of an incentive stock option are disposed of prior to the end of such holding periods, an amount equal to the excess (if any) of (1) the lesser of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option over (2) the option holder’s tax basis in such shares will be treated as ordinary income, and any further gain will be a short-term or long-term capital gain depending upon the period the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period the shares were held.

      In addition to the federal income tax consequences described above, an option holder holding an incentive stock option may be subject to the alternative minimum tax. In general, upon the exercise of any incentive stock option, an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, then the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price. As discussed above, such an early disposition may result in the option holder’s losing some of the federal income tax benefits of disposing of the shares received upon the exercise of an incentive stock option after a specified holding period.

      Finally, while we believe that the offer will not change the federal income tax treatment of new grants of incentive stock options and exercises of incentive stock options previously granted (and sales of shares acquired upon exercise of such options), there is a risk that the IRS may characterize the offer as a modification of existing incentive stock options. A successful assertion by the IRS of this position could extend the holding period to qualify for favorable tax treatment applicable to any shares received upon the exercise of an incentive stock option to a date two years from the modification. Accordingly, in this event, to the extent a holder disposes of such shares prior to the lapse of the extended holding period, the holder’s incentive stock options would receive federal income tax treatment similar to that of non-qualified stock options.

9.	Information Concerning Novadigm

      General. We develop and market software that automates configuration and change management of digital assets for enterprise information technology (“IT”) organizations, service providers, outsourcers and software content providers. By automating the management of digital assets, our customers can provide their employees, partners and customers with software-enabled services quickly and reliably at reduced costs.

      Our customers include leading public and commercial Global 1000 enterprises, enterprise outsourcers and service providers around the world in a wide variety of industry sectors, such as Lockheed Martin Corporation in aerospace, American Honda Motor Co., Inc. in automotive, KeyBank National Association in banking, PPG Industries, Inc. in chemicals, Pitney Bowes Inc. in computer hardware, National Semiconductor Corporation in electronics, Schlumberger Oilfield Services in energy, Fluor Corporation in engineering-construction, Cargill, Incorporated in food-agricultural services, the U.S. Navy and Marine Corps in government, Kindred Healthcare, Inc. in healthcare, The Prudential Insurance Company of America in insurance, Owens-Illinois, Inc. in manufacturing, Reuters Limited in media, Schering-Plough Corporation in pharmaceutical, Cap Gemini Ernst & Young in professional services, The Gap, Inc. in retail, British Telecommunications plc. in telecommunications, J.B. Hunt Transportation Services, Inc. in transportation and KeySpan Corporation in utilities. Our principal executive offices are located at One International Blvd., Mahwah, New Jersey 07495, and our telephone number is (201) 512-1000.

      Financial Information. The information set forth on pages F-2 through F-18 of our annual report on Form 10-K for the fiscal year ended March 31, 2002 and the information set forth in Part 1, Item 1 of our quarterly report on Form 10-Q for the quarterly period ended December 31, 2002 are incorporated in this offer to exchange by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 16 of this offer to exchange.

      The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the years ended March 31, 2002 and 2001 and our unaudited consolidated financial statements for the interim period ended December 31, 2002 incorporated by reference into this offer to exchange. The consolidated statements of operations data for the years ended March 31, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2002 and 2001 have been derived from our audited consolidated financial statements incorporated by reference into this offer to exchange. The consolidated statement of operations data for the nine months ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 are derived from our unaudited consolidated financial statements incorporated by reference into this offer to exchange.

(Numbers in thousands, except per share data)

	Years Ended		Nine Months
	March 31,		Ended December 31,

Statement of Operations Data:	2002	2001	2002	2001

Total revenues	$62,523	$50,446	$38,832	$45,442
Operating income (loss)	(6,708)	(8,120)	(11,211)	(6,106)
Net income (loss)	(6,269)	(4,596)	(12,137)	(5,592)
Basic and diluted earnings (loss) per share	$(0.31)	$(0.23)	$(0.61)	$(0.28)
Weighted average common outstanding — basic and diluted	19,953	19,711	19,777	19,902

	March 31,
			December 31,
Balance Sheet Data:	2002	2001	2002

Cash and cash equivalents	$25,775	$27,162	$25,238
Total current assets	45,588	46,591	37,247
Noncurrent assets	8,892	13,341	6,237
Total assets	54,480	59,932	43,484
Current liabilities	16,427	15,782	16,860
Long-term liabilities	1,298	-0-	-0-
Total liabilities	17,725	15,782	16,860
Total stockholders’ equity	36,755	44,150	26,624

      The ratio of earnings to fixed charges is calculated by dividing (i) fixed charges plus pretax operating income by (ii) fixed charges. Fixed charges consist of interest expense and the amount of rent expense that represents interest. Our fixed charges exceeded our earnings by approximately $4.5 million, $6.4 million and $11.4 million for the fiscal years ended March 31, 2001 and 2002 and the fiscal nine months ended December 31, 2002, respectively. Our book value per share was $1.37 as of December 31, 2002.

10.	Interest of Directors and Officers; Transactions and Arrangements Concerning the Options

      A list of our directors and executive officers as of May 28, 2003 is attached to this offer to exchange as Schedule A. As of May 28, 2003, our executive officers and directors as a group beneficially owned options outstanding under the 1992, 1999 and 2000 option plans to purchase a total of 1,118,000 shares of our common stock, which represented approximately 21.8% of the shares subject to all options outstanding under the 1992, 1999 and 2000 option plans as of that date. None of the options held by our executive officers and directors are eligible to be tendered in the offer. The following table sets forth the beneficial ownership by each of our executive officers and directors of options outstanding under the 1992, 1999 and 2000 option plans as of May 28, 2003:

		Percentage of
		Total Shares
	Number of Shares of	Subject to
	Common Stock	Outstanding
Name of Beneficial Owner	Subject to Options	Options

Albion J. Fitzgerald	0	0.0%
Gerald M. Labie	400,000	7.5%
Robert B. Anderson	166,000	3.1%
Joseph J. Fitzgerald	100,000	1.9%
Wallace D. Ruiz	230,000	4.3%
Robert H. Forney	40,000	0.8%
Deborah Doyle McWhinney	82,000	1.5%
H. Kent Petzold	100,000	1.9%

      We have been authorized by our board of directors to repurchase up to 1,800,000 shares of our outstanding common stock through solicited or unsolicited transactions in the open market or in privately negotiated transactions. As of May 28, 2003, we had purchased 1,307,612 shares of our common stock under this repurchase program, including 61,339 shares at an average price of $2.43 per share in the 60 days prior to May 29, 2003.

      In April 2000 and October 2001, we loaned to Wallace D. Ruiz, our Vice President, Chief Financial Officer and Treasurer, a total of $1,027,474, secured by shares of our common stock. At March 31, 2003, outstanding principal and accrued interest under the loans to Mr. Ruiz totaled $835,674, all of which became due and payable in October 2002. On May 16, 2003, as part of a settlement agreement between us and Mr. Ruiz regarding certain employment-related claims made against us by him, Mr. Ruiz agreed to repay us all of the outstanding principal and accrued interest under the loans. This repayment has been made through a cash payment of approximately $542,000 and the surrender to us of 126,000 shares of our common stock pledged by Mr. Ruiz against repayment of the loans.

      During the 60 days prior to May 29, 2003, we have granted options to purchase 36,500 shares of our common stock to four new employees. During the 60 days prior to May 29, 2003, no individuals have exercised options to acquire shares of our common stock.

      Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the 60 days prior to May 29, 2003 by us, or to our knowledge, by any executive officer, director, associate, affiliate or subsidiary of us. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

      Many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these employees (other than our executive officers) an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised or canceled or had expired. Furthermore, if we were to cancel and accept for exchange a stock option and (1) issue another option to the person who had held such option during the period beginning on the commencement date of the offer and ending six months after the date of cancellation of the option or (2) had issued another option to that person during the six month period immediately prior to the commencement date of the offer (unless that option were also cancelled), the cancellation and exchange would be deemed a repricing that results in variable accounting.

      We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

•	we will not grant any new options to persons who are eligible to participate in the offer until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;

•	the exercise price of all new options will equal the fair market value of our common stock on the future date we grant the new options; and

•	we will require any eligible employee who tenders options in the offer to tender all option grants that he or she received during the six months immediately prior to the commencement date of the offer.

12.	Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. We are not aware of any material pending legal proceedings relating to the offer. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 6.

13.	Material U.S. Federal Income Tax Consequences of Participating in the Offer

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Code, its legislative history, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the U.S. federal tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. In addition this summary does not discuss any state, local or foreign tax consequences. Therefore, we strongly encourage you to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences to you of participating in the offer.

      We believe, based on advice of counsel, that the exchange of tendered options for the commitment to grant new options is a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event. As the value of neither the tendered options nor the commitment to grant the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options will not be required to recognize income for federal tax purposes at the time of that exchange.

      We also believe, based on the advice of counsel, that the exchange of tendered options for new options will be treated as a non-taxable exchange. Administrative and judicial interpretations of Section 83 of the Code indicate that the substitution of one option without a readily ascertainable fair market value for another option is a non-taxable event. As neither the value of the tendered options nor the value of the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, we believe the option holders who exchange outstanding options for new options will not be required to recognize income for federal tax purposes at the time of that exchange.

      We also believe, based on the advice of counsel, that the grant of new options should not be recognized as taxable income. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event. Therefore, we believe at the date of grant of the new options, the option holders will not be required to recognize additional income for federal tax purposes.

      We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer. In addition, if you are a resident of France, Germany or the United Kingdom, you should refer to Schedule B, C or D to this offer to exchange, as applicable, for a discussion of the potential tax consequences to you of participating in the offer.

14.     Extension of Offer; Termination; Amendment

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by

Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after termination or withdrawal of the tender offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any company-wide announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by e-mail.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.     Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.     Additional Information

      With respect to the offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, as well as the reports, proxy statements and other information referred to in the following paragraph that we have filed with the SEC, before making a decision on whether to tender your options.

      We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended March 31, 2002 and our quarterly report on Form 10-Q for the quarterly period ended December 31, 2002, can be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or at the SEC’s home page at http://www.sec.gov. Copies of such materials may also be obtained at our web site at http://www.Novadigm.com.

17.     Miscellaneous

      This offer to exchange and the other documents to which we have referred you in this offer to exchange include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “could,” “should,” “estimates” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our ability to keep pace with rapid technological change and successfully introduce new products;

•	problems with our software;

•	risks related to our international operations;

•	our ability to successfully implement changes in our sales organization;

•	our ability to improve our operational systems and, therefore, our ability to effectively manage our growth;

•	our ability to integrate and manage additions to our business through potential future acquisitions;

•	our ability to raise additional capital to meet future financing needs;

•	increasing competition in the software systems management market; and

•	our ability to hire and retain executive management, key employees and other qualified personnel.

      For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our quarterly report on Form 10-Q for the quarterly period ended December 31, 2002. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this offer to exchange.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained or referred to in this document, the related letter of transmittal or the documents to which we have referred you in this offer to exchange. If anyone makes any recommendations or representation to you or gives you any other information, you must not rely upon that recommendation, representation or information as having been authorized by us.

May 29, 2003

Novadigm, Inc.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

NOVADIGM, INC.

      The directors and executive officers of Novadigm, Inc. and their positions and offices as of May 28, 2003 are set forth in the following table:

Name	Position and Offices Held

Albion J. Fitzgerald	Chairman of the Board of Directors and Chief Executive Officer
Gerald M. Labie	President, Chief Operating Officer and Director
Robert B. Anderson	Executive Vice President, Secretary and Director
Joseph J. Fitzgerald	Vice President and Chief Technology Officer
Wallace D. Ruiz	Vice President, Treasurer and Chief Financial Officer
Robert H. Forney	Director
Deborah Doyle McWhinney	Director
H. Kent Petzold	Director

      The address of each director and executive officer is c/o Novadigm, Inc., One International Blvd., Mahwah, New Jersey, 07495.

SCHEDULE B

TAX CONSEQUENCES FOR TAX RESIDENTS OF FRANCE

      The information provided below is a general summary of French tax consequences of participation in the offer by employees who reside in France during the entire period beginning on the date of cancellation of the options tendered for exchange through and including the date of sale of the shares of our common stock acquired upon exercise of the new options granted in exchange for the tendered options. This summary is based on French tax law in effect as of December 31, 2002, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should consult your own tax advisor prior to participating in the offer for more detailed information regarding your specific circumstances and to assess the tax consequences to you of participation.

      Cancellation of Tendered Options. The cancellation of the options tendered for exchange pursuant to the offer will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the new options and/or sale of the shares of our common stock acquired upon exercise of those options as described below).

      Grant of New Options. The grant of new options pursuant to the offer will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the new options and/or sale of the shares of our common stock acquired upon exercise of such options as described below).

      Payroll and Withholding Requirements With Respect To the Offer. Because the cancellation of tendered options and the grant of new options is not considered a taxable event, we are not required to report the details of the offer to the French tax authorities. In addition, income and social tax withholdings are not required.

      Date of Exercise of New Options. The excess of the fair market value of the underlying shares of common stock at the date of exercise over the exercise price of the new options (i.e., the spread) is subject to tax on the date of exercise as employment income at your applicable income tax (graduated rates up to 49.58% for 2002, to which CSG and CRDS at 8%, following a deduction of 5%, and the 2% social tax withholding should be added) (2003 rates are not yet available) and social contributions rates.

      Subsequent Sale of Common Stock Acquired upon Exercise of the New Options. The excess of the sale price over the fair market value of the shares of common stock at the date of exercise is subject to taxation as employment income at your applicable income tax (graduated rates up to 49.58% for 2002, to which CSG and CRDS at 8%, following a deduction of 5%, and the 2% social surtax withholding should be added) (2003 rates are not yet available) and social contribution rates. (Note that the income tax is due on the excess of the sale price less the spread above mentioned.)

      Corporate Reporting and Withholding. We are required to report the option income to the French tax authorities. Regardless of our obligation to report the option income to the local tax authorities, you have an affirmative obligation in France to file an income tax return as required and to report the option income. For French tax residents, income tax withholding is not required on the exercise of the new options in France. However, social tax withholding is required on the exercise of the new options.

      Additional Considerations. Please consult with your local plan coordinator to confirm the conditions of your grant before exercising stock options in France. Note that your tax situation may differ from that described above. At the time of exercise of the new options and upon sale of the underlying shares of common stock, you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, our withholding responsibilities, the applicability of any social taxes, availability of any exemptions or deductions and any foreign exchange restrictions.

SCHEDULE C

TAX CONSEQUENCES FOR TAX RESIDENTS OF GERMANY

      The information provided below is a general summary of the German tax consequences resulting from participation in the offer by employees who reside in Germany during the entire period beginning on the date of cancellation of the tendered options and ending on the date of sale of the shares acquired upon exercise of the new options. This summary is based on German tax law in effect as of March 1, 2003. It is provided only for general informational purposes and it is not intended to be relied on as a complete or definitive description of all applicable German tax rules for all option holders. You should consult your tax advisor prior to participating in the offer for more detailed information regarding your specific circumstances and to assess the tax consequences to you of participation.

      Option Exchange. The exchange of tendered options pursuant to the offer for the commitment to grant new options should not be considered as a taxable event or result in any tax liability to you in Germany.

      Grant of New Option. The grant of the new options pursuant to the offer should not be considered as a taxable event or result in any tax liability to you in Germany.

      Exercise of New Option. When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares of common stock acquired upon exercise of the option on the date of exercise and the exercise price. The exercise will also be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling. Note that, according to one opinion of the German tax authorities, the taxable event should occur on the date the shares of common stock are transferred to your account and the taxable amount should be the difference between the fair market value of the shares at the date the shares are transferred and the exercise price. However, the position could be taken that the taxable moment should remain at exercise time. You should consult your tax advisor regarding this issue.

      Sale of Shares. Under current law, you will not be subject to tax when you subsequently sell shares of common stock acquired upon exercise of the new options, provided (1) you own the shares at least 12 months after exercise, (2) you do not own one percent or more of our entire share capital within a period of five years prior to the sale and (3) the shares are not held as business assets. If you are subject to tax upon sale of shares of common stock acquired upon exercise of the new options (for example, if you sell the shares within 12 months of exercise), 50% of the gain from the sale of the shares is subject to tax. Furthermore, you will only be subject to tax if your total gains from all “speculative transactions” exceed (Euro) 512 in the relevant tax year.

      Withholding and Reporting. We are required to withhold and report income tax and social insurance contributions when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares of common stock acquired upon exercise of the new options.

SCHEDULE D

TAX CONSEQUENCES FOR TAX RESIDENTS OF THE UNITED KINGDOM

      The information provided below is a general summary of the tax and certain legal consequences to tax residents in the United Kingdom of participation in the offer. This summary, which is based on UK law and practice in effect on 14 May 2003, is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the offer to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. You will not be subject to tax as a result of the exchange of a tendered option for the grant of a new option.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. You will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (i.e., the spread). We will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the spread and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. We will inform you of how we intend to recoup the income tax that we pay on your behalf. If you fail to pay to us the income tax due within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge. This 30 day period is to be extended, with effect from 9 April 2003, to 90 days when the Finance Bill 2003 is enacted.

      You will be liable to pay employees’ national insurance contributions (NICs) in relation to the spread on exercise of your new option. Employees’ NICs are payable up to the maximum earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply without limit. We will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

      In addition, you must execute a Joint Election Form as a condition to the grant of your new options whereby you agree to be responsible for the employer’s portion of NICs on the spread at exercise. For the UK tax year 6 April 2003 to 5 April 2004, the employer’s portion of NICs is charged at a rate of 12.8% on the spread realized at exercise of your option. This amount is deductible against your income tax liability due with respect to the exercise of your option. If you do not execute a Joint Election Form with respect to your new options, your option will be cancelled and you will not be permitted to exercise it.

      Sale of Shares. When you sell your shares acquired upon exercise of a new option, you will be subject to capital gains tax on the difference between: (1) the sale proceeds and (2) the sum of the fair market value of the shares at exercise and the amount that was subject to tax at the time of exercise. Once the Finance Bill 2003 is enacted, any gain will be taxed on the difference between (1) the sale proceeds and (2) the fair market value at time of exercise. The change will be back-dated to apply to all sales of shares after 9 April 2003.

      Please note that an annual exemption is available to set against total gains, up to a specified limit (£7,900 for the tax year 6 April 2003 to 5 April 2004), and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether the shares qualify as business assets.

      Withholding and Reporting. We are required to disclose to the UK Inland Revenue the cancellation of all tendered options and the grant of all new options pursuant to the offer. We are also required to withhold and report income tax and NICs (both employee and employer portions) on the spread at exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

      Terms of New Options. Your new options will be non-UK approved options. For your new options, we will pass the cost of employer’s NICs to you, and you will be required to sign a Joint Election Form agreeing to this pass-through. If you do not sign the Joint Election Form, you will not be permitted to exercise your new option. Exercise of a new option will also give rise to a charge to employees’ NICs. Please note that current options that were granted to you before 20 May 2000 are not subject to the requirement that you pay any NICs (either employees’ or employer’s) on the exercise of those options. Therefore, you will not be liable for any NICs to the extent you retain your current options granted to you before 20 May 2000 and they are subsequently exercised.

D-2